Exhibit 99.1

April 12, 2010

Re: ICON Income Fund Eight A L.P. (“Fund Eight A”) Liquidating Trust (the “Trust”)

Dear Investor:

As you know, at the end of 2009, the material asset remaining in Fund Eight A’s portfolio was its investment in a joint venture that leased telecommunications equipment to Global Crossing Telecommunications, Inc. (“Global Crossing”).  On February 13, 2009, Fund Eight A monetized its Global Crossing investment and, on March 1, 2009, distributed proceeds from its Global Crossing investment to investors.  Accordingly, as of March 16, 2009, Fund Eight A transferred all of its remaining assets and liabilities to the Trust and each investor in Fund Eight A received a pro rata interest in the Trust in exchange for its interest in Fund Eight A.  At the time of the transfer, Fund Eight A’s sole non-cash asset was a 0.8% interest in an investment in North Sea (Connecticut) Limited Partnership (“North Sea”), an entity that owned a 100% interest in a mobile offshore drilling rig that was subject to a lease with and is the subject of a litigation against Rowan Companies, Inc. (“Rowan”).

The Trust’s interest in North Sea entitles the Trust to receive proceeds from the litigation with Rowan regarding the Rowan Halifax mobile offshore jack-up drilling rig, if and when received.  On March 7, 2007, the Texas State Court issued a final judgment and order that, among other things, ordered Rowan to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees.  The Trust's portion of the net proceeds, after deducting all costs and expenses incurred in connection with the litigation, cannot be calculated until the litigation is resolved.  Later that year, Rowan appealed the Texas State Court's judgment to the Texas Court of Appeals. On March 31, 2009, by a two to one decision of the appellate panel, the Court of Appeals rendered its decision to reverse the Texas State Court’s decision.  On February 4, 2010, the Texas Court of Appeals denied North Sea’s motions for rehearing and reconsideration.  We and the other North Sea partners strongly disagree with the decision of the appellate panel and continue to believe that our interpretation of the charter agreement with Rowan and the Texas State Court’s decision are both correct.  To that end, North Sea filed a petition to review the Court of Appeals decision in the Texas Supreme Court on March 22, 2010.

We and the other North Sea partners are working vigorously to have the Court of Appeals’ decision reconsidered and, if necessary, overturned as soon as practicable. While it is not possible at this stage to determine the likelihood of the outcome of the litigation, we and the other North Sea partners believe that the Texas State Court’s decision is correct and we are working with the other North Sea partners to vigorously pursue its claims and defend the court’s decision. Although the court initially ruled in North Sea’s favor, the final outcome of any appeal is uncertain. The appeals process may span several more years, during which time the Trust expects to incur additional expenses and legal fees. If the Texas State Court’s decision is ultimately reversed on appeal, the matter could be remanded to the Texas State Court and could proceed to trial, which would further delay a resolution of the dispute. A trial would require the Trust and the other North Sea partners to devote significant resources, including substantial time and money, to the pursuit of North Sea’s claims. There is no certainty that a trial will result in a favorable verdict.  As we have previously disclosed to you, Fund Eight A was adversely affected by several events, including the loss on three significantly leveraged investments and the tragic events of September 11, 2001. Nevertheless, as of December 31, 2009, investors that joined the Fund at its outset in October 1998 have received $126.11 in cash distributions for every $100 invested as other investments made by the fund were able to offset some of these adverse events. While it is still our hope and expectation that the Rowan litigation will ultimately be resolved in favor North Sea, the eventual total return for Fund Eight A’s investors will likely not be impacted by the result either way.

We will continue to update you on the status of the Rowan litigation as it progresses to a final resolution. Should you have any questions please call our Investor Relations Department at (800) 343-3736.

ICON Capital Corp                                                                   150 Grossman Drive                                                             Braintree, MA 02184